EXHIBIT 2

JOINT FILING AGREEMENT

The undersigned hereby agree to the joint filing of the Schedule 13G to which this Agreement is attached.

Date: February 13, 2004

KEVIN F. FLYNN

Kevin F. Flynn*

KEVIN F. FLYNN JUNE, 1992 NON-EXEMPT TRUST

	By:	Kevin F. Flynn*
Name: Kevin F. Flynn
Title: Trustee

	*By:	/s/ Victor M. Casini
Victor M. Casini
Attorney-in-Fact